As filed with the Securities and Exchange Commission on December 8, 2004.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Schering-Plough Corporation

(Exact name of registrant as specified in its charter)

New Jersey	22-1918501

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Galloping Hill Road Kenilworth, New Jersey 07033

(Address, including zip code, of registrant’s principal executive offices)

Schering-Plough Corporation Savings Advantage Plan (Full title of the plan)

Susan Ellen Wolf Secretary, Associate General Counsel and Staff Vice President Schering-Plough Corporation 2000 Galloping Hill Road Kenilworth, New Jersey 07033 (908) 298-4000

(Name, address, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	maximum
securities	Amount	offering	aggregate	Amount of
to be	to be	price	offering	registration
registered	registered	per unit	price	fee
Schering-Plough Corporation Savings Advantage Plan Obligations (1)	$250,000,000	100%	$250,000,000	$31,675

(1)	The Schering-Plough Corporation Savings Advantage Plan obligations are unsecured obligations of Schering-Plough Corporation to pay deferred compensation in the future in accordance with the Schering-Plough Corporation Savings Advantage Plan.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 8. Exhibits
Item 9. Undertakings.
S I G N A T U R E S
EXHIBIT INDEX
EX-4.1 SAVINGS ADVANTAGE PLAN
EX-5 OPINION OF LEGAL COUNSEL
EX-15 LETTER OF DELOITTE & TOUCHE LLP
EX-23.1 CONSENT OF DELOITTE & TOUCHE LLP

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

Schering-Plough Corporation (the “Company” or “Registrant”) hereby incorporates by reference in this Registration Statement the documents listed below previously filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

     (a) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Under the Schering-Plough Corporation Savings Advantage Plan (the “Plan”), certain management and highly compensated employees of Schering-Plough Corporation and certain of its subsidiaries may defer a portion of their base salary and bonus compensation.

Amounts deferred by a participant under the Plan, as well as Company contributions, will be credited to the participant’s Plan account. In addition, benefits payable under certain other Company-sponsored nonqualified plans will be deferred under the Plan, either automatically or at the election of the participant depending on the transferor plan. The value of a participant’s account will be based on the performance of benchmark investment funds selected by the participant under the Plan for purposes of accounting (as if the deferred compensation had been so invested) and not for actual investment. Since no participant deferrals or contributions by the Company actually will be invested in any investment fund, participants will not have any ownership interest in any investment fund. The Schering-Plough Corporation Investment Committee has the sole discretion to determine the alternative benchmark investment funds available under the Plan as the measurement mechanism to determine the rate of return on amounts deemed invested in accordance with the terms of the Plan.

The obligations of the Company under the Plan (the “Obligations”) are unsecured general obligations to pay in the future the value of the deferred compensation accounts adjusted to reflect the performance of the selected measurement investment funds in accordance with the terms of the Plan. The Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company’s insolvency. The Company is not required to fund or otherwise segregate assets to be used for the payment of the Obligations.

Obligations are generally payable under the Plan (i) after termination of employment, (ii) at the election of the participant, the first day of any month designated by the participant which is at least three years after the date the participant makes the election, (iii) in the event of an unforeseeable financial emergency as determined by the Schering-Plough Corporation Global Benefits and Compensation Oversight Committee, and (iv) at the advance election of the participant, following a change of control of the Company.

The Obligations cannot be assigned, alienated, pledged or encumbered. The Obligations are not convertible into any security of the Company.

The Board of Directors of the Company or its delegate may amend the Plan at any time, except that no amendment may adversely affect the accounts of participants without their prior written consent.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities being registered hereby has been passed upon for the Registrant by Susan Ellen Wolf, Secretary, Associate General Counsel and Staff Vice President of the Registrant. Ms. Wolf is an officer of the Registrant and beneficially owns shares of Common Stock and holds options to purchase additional shares of Common Stock. Ms. Wolf is eligible to participate in the Plan and may receive benefits under the Plan.

Item 6. Indemnification of Directors and Officers.

The registrant is organized under the laws of the State of New Jersey. The New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving such person by reason of his/her being or having been a director, officer, employee or other agent, other than a proceeding by or in the right of the corporation, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his/her conduct was unlawful. Expenses incurred by a director, officer, employee or other agent in connection with a proceeding may be, under certain circumstances, paid by the corporation before the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and pay expenses under the New Jersey Business Corporation Act does not exclude other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director, officer, employee or other agent of the corporation may be entitled to under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his/her acts or omissions were in breach of his/her duty of loyalty to the corporation or its shareholders, were not in good faith or involved a violation of the law, or resulted in the receipt of such person of an improper personal benefit.

The New Jersey Business Corporation Act further provides that a New Jersey corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent against any expenses incurred in any proceeding and any liabilities asserted against him/her by reason of his/her being or having been a director, officer, employee or other agent, whether or not the corporation would have the power to indemnify him/her against such expenses and liabilities under the New Jersey Business Corporation Act.

The registrant’s Certificate of Incorporation provides that directors and officers of the registrant shall not be personally liable (in the case of officers, for the duration of any time permitted by law) to the registrant or its shareholders for damages for breach of any duty owed to the registrant or its shareholders, except for liability for any breach of duty based upon an act or omission (i) in breach of such persons’ duty of loyalty to the registrant or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such persons of an improper personal benefit.

The Certificate of Incorporation of the registrant also provides that each person who was or is made a party or is threatened to be made a party to or who is involved in any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, or any appeal therein or any inquiry or investigation which could lead to such action, suit or proceeding (a “proceeding”), by reason of his/her being or having been a director, officer, employee, or agent of the registrant or of any constituent corporation absorbed by the registrant in a consolidation or merger, or by reason of his/her being or having been a director, officer, trustee, employee or agent of any other corporation (domestic or foreign) or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (whether or not for profit), serving as such at the request of the registrant or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent, shall be indemnified and held harmless by the registrant to the fullest extent permitted by the New Jersey Business Corporation Act, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than said Act permitted prior to such amendment), from and against any and all reasonable costs, disbursements and attorneys’ fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his/her heirs, executors, administrators and assigns; provided, however, that, the registrant shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was specifically authorized by the Board of Directors of the registrant. The Certificate of Incorporation provides that such right to indemnification shall be a contract right and shall include the right to be paid by the registrant the expenses incurred in connection with any proceeding before the final disposition of such proceeding as authorized by the Board of Directors; provided, however, that, if the New Jersey Business Corporation Act so requires, the payment of such expenses before the final disposition of a proceeding shall be made only upon receipt by the registrant of an undertaking, by or on behalf of such director, officer, employee, or agent to reimburse the amounts so paid if it is not ultimately determined that such person is entitled to be indemnified under the Certificate of Incorporation or otherwise. The right to indemnification and payment of expenses provided by or granted pursuant to the Certificate of Incorporation shall not exclude or be exclusive of any other rights to which any person may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise, provided that no indemnification shall be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that such person has not met the applicable standard of conduct required to be met under the New Jersey Business Corporation Act.

The registrant may purchase and maintain insurance on behalf of any director, officer, employee or agent of the registrant or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expenses incurred in any proceeding and any liabilities asserted against him/her by reason of such person’s being or having been such a director, officer, employee or agent, whether or not the registrant would have the power to indemnify such person against such expenses and liabilities under the provisions of the Certificate of Incorporation or otherwise. The registrant maintains such insurance on behalf of its directors and officers.

The foregoing statements are subject to the detailed provisions of the New Jersey Business Corporation Act and the registrant’s Certificate of Incorporation.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Schering-Plough Corporation Savings Advantage Plan
5	Opinion of Legal Counsel
15	Letter of Deloitte & Touche LLP regarding Interim Financial Information
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Legal Counsel (included in Exhibit 5)
24	Power of Attorney (included in signature page)

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

S I G N A T U R E S

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kenilworth, State of New Jersey, on December 7, 2004.

SCHERING-PLOUGH CORPORATION

By:	/s/ Robert Bertolini

Robert Bertolini
Executive Vice President and Chief
Financial Officer

Each person whose signature appears below constitutes and appoints Robert Bertolini, Douglas J. Gingerella and Susan Ellen Wolf, and each of them, his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement and any and all related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 7, 2004.

SIGNATURE	TITLE

/s/ Fred Hassan Fred Hassan	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)
/s/ Robert Bertolini Robert Bertolini	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Douglas J. Gingerella Douglas J. Gingerella	Vice President and Controller (Principal Accounting Officer)
/s/ Hans W. Becherer Hans W. Becherer	Director
/s/ Philip Leder, M.D. Philip Leder, M.D.	Director
/s/ Eugene R. McGrath Eugene R. McGrath	Director
/s/ Carl E. Mundy, Jr. Carl E. Mundy, Jr.	Director
/s/ Richard de J. Osborne Richard de J. Osborne	Director
/s/ Patricia F. Russo Patricia F. Russo	Director
/s/ Kathryn C. Turner Kathryn C. Turner	Director
/s/ Robert F. W. van Oordt Robert F. W. van Oordt	Director
/s/ Arthur F. Weinbach Arthur F. Weinbach	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Schering-Plough Corporation Savings Advantage Plan
5	Opinion of Legal Counsel
15	Letter of Deloitte & Touche LLP regarding Interim Financial Information
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Legal Counsel (included in Exhibit 5)
24	Power of Attorney (included in signature page)